UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

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(Amendment No. )

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Faraday Future Intelligent Electric Inc.

(Name of Registrant as Specified In Its Charter)

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On February 13, 2023, Faraday Future Intelligent Electric Inc. (the “Company”) hosted the FFIE Global Investor Communications and Proxy Voting Webinar. As disclosed in the definitive proxy statement filed by the Company with the Securities and Exchange Commission on February 3, 2023, certain investors and their representatives may solicit proxies on behalf of the Company’s Board of Directors without compensation. Representatives of Acuitas Capital, LLC (“Acuitas”), an investor of the Company, participated in the webinar. Acuitas and its representatives did not receive compensation for their participation in the webinar. A transcript of the webinar is provided below.

[Forward-Looking Statements]

●	Statements or comments made during this presentation may be forward-looking statements. Forward – looking statements may include but are not necessarily limited to financial projections or other statements of the company’s plans, objectives, expectations, or intentions. These matters involve certain risks and uncertainties. The company’s actual results may differ significantly from those projected or suggested and any forward-looking statements due to the variety of factors which are discussed in detail in our SEC filings.

[Charles Hsieh]

●	Hello and thank you for joining me today. I’m Charles Hsieh, and I’m the Head of Investor Relations here at Faraday Future.

●	On today’s webinar, we will provide a brief update on Faraday Future and will be discussing the following topics:

●	One, our special stockholder vote on February 28th at 9:00 AM Pacific where shareholders will be asked to consider a proposal to increase the authorized shares of Faraday Future Class A common stock.

●	Two, an update from our global CEO, Xuefeng Chen, or as we call him XF, on the overall big picture of FF’s business and our recent successful round of financing for 2023.

●	Three, an update on our vehicle and engineering program from Matthias Aydt, Global Senior Vice President, Product Execution and FF Board member.

●	Four and finally we will hear from Terren Peizer, CEO of Acuitas, One of our newest investors.

●	Today’s goal is simple. We want to update you all on our business and ensure you understand how you can vote leading up to the special shareholders meeting later this month.

●	Again, FF plans to hold a special stockholder meeting on February 28th, 2023, to consider proposals to increase the authorized shares of Faraday Future Class A common stock. This proposal, if approved by Faraday Future stockholders, will help us to deliver the FF 91 Futurist and our future business objectives as well as create more shareholder value for you.

●	The Company recommends that all Faraday Future stockholders as of January 31st, 2023 vote in favor of such proposals. As a major stockholder of the Company, FF Global Partners agreed to vote all shares that it beneficially owns to support such proposal in the upcoming special stockholders meeting. Additional information about the special stockholders meeting can be found in our definitive proxy statement on Schedule 14-A previously filed with the SEC.

●	Now without further delay, I will turn it over to FF’s Global CEO, XF Chen who will share important information on FF’s business plan and financing updates for 2023.

[Xuefeng Chen]

●	Thank you Charles. I’m excited to be here today in front of you in my new role as Global CEO for FF. We’ve made a lot of news and progress in the short time I’ve been in this role since November of last year.

●	I’m happy to share with you that we’ve recently secured $135 million in new financing commitments, and the Company has already received $60 million including $5 million from our existing facility. In addition, $29 million including $4 million from our existing facility is scheduled to be funded by end of February subject to the satisfaction or waiver of certain conditions.

●	The remaining amount of $55 million will be funded within 5 business days after the satisfaction or waiver of certain conditions, including the Authorized Share Increase Approval scheduled for a vote at the Company’s special meeting of shareholders on February 28, 2023, and an effective registration statement for the shares underlying the notes.

●	In addition to this round of financing, the Company has received $23 million since December 15th, 2022. In summary, we have received $83 Million ($75 Million net of original discount and transaction costs) since December 15th, 2022, and secured 84 Million ($76 Million net of original discount and transaction costs) committed capital for supporting the FF 91 Futurist SOP subject to certain conditions.

●	Once consummated on the contemplated timeline, FF is expected to have raised all the necessary funds for the start of production (“SOP”) of the FF 91 Futurist. Also, to give ourselves some added flexibility, we entered into an equity line of credit agreement that will allow us to draw funds in exchange for share issuances which can be increased up to $350M, subject to certain conditions including sufficient authorized shares and an effective registration statement.

●	After entering into a new Amended Shareholder Agreement with FF Global Partners, FF Global Partners continues to help FF get back on track and push for a qualified top governance structure that maximizes the interests of shareholders, which has received initial recognition from the capital market. On February 10th, 2023, the trading price of FFIE stock closed at 69 cents per share, which is almost three times from its lowest stock price in the past 45 trading days.

●	With the assistance of FF Global Partners, the company and the previous investors successfully resolved the differences in the terms of the warrants in the previous investment agreement.

●	We’ve also made many cost reductions and efficiencies throughout the company in recent months to align with our future business plans. As previously stated, the Company expects to start production of a saleable FF 91 Futurist at the end of March 2023 coming off the assembly line in early April, with deliveries before the end of April, assuming receipt of investor funds on the Company’s expected timeline.

●	We expect to deliver the Ultimate Intelligent TechLuxury FF 91 Futurist with high quality and high product power during the production. I want to express that FF appreciates the trust shown by its investors and the Company would like to express its deep gratitude to the loyal and continuing investors for their continued support of the Company’s new top-level governance structure, new board of directors, and new management, especially FF Global Partners for its determined efforts in connection with the financing and warrant settlement.

●	The Company is also grateful to FF’s global suppliers for their deep insight and constant belief in FF’s disruptive product, the Ultimate Intelligent TechLuxury brand positioning, revolutionary advanced technology, and the Company’s long-term value. The support and determination of FF’s suppliers are at the cornerstone of its goal to disrupt the traditional auto industry and build a future mobility ecosystem.

●	Next step, in addition to going all out to complete the efficient and high-quality SOP and delivery goals of the Ultimate Intelligent TechLuxury FF 91 Futurist, We will also improve the three-dimensional coordination of stockholders, the board of directors and FFIE, strengthen the management and operation system, and focus on the company’s management capacity building after product delivery, production capacity ramp up plan, new models and technology planning, and production and sales coordination.

●	At the same time, realize cost reduction and efficiency improvement in the product life cycle, create a sustainable business structure and a global cost, technology, manufacturing system, as well as promote and realize our US-China dual home market strategy.

●	After the FF 91 Futurist delivery in the US market, we will realize sales and delivery in China market as soon as possible.

●	At the same time, our latest production-intent vehicle has arrived in China and started relevant localization adaptability tests and other commercial uses in China.

●	Now I will have Matthias Aydt go over our product capabilities shortly, but I wanted to share with you that we have not been just sitting by with idle hands watching our competitors launch their newest products and technologies. We have also been continually updating our FF 91 series to be the best and class leading product in the segment and marketplace.

●	We have continued to test our vehicles and upgrade the FF 91 Futurist with our product and technology Generation 2.0 program.

●	Thank you for your time.

[Charles Hsieh]

●	Thanks, XF, exciting stuff!

●	Now I want to give the floor to Matthias Aydt, who is the responsible executive at FF overseeing our FF 91 Futurist. He will speak a bit more on our product updates as those will show you the competitiveness and uniqueness of our first flagship product, the FF 91 Futurist.

[Matthias Aydt]

●	Thanks, Charles.

●	I’m Matthias Aydt and I’m in charge of product execution at FF. I’m happy to explain a bit about this exciting product and the testing we are still doing as we approach our start of production soon.

●	I’ve been lucky enough to work on this vehicle for a number of years and in that time I’ve been able to see it from its early testing and development to where it stands today and its incredible the progress we’ve been able to make, while keeping the vehicle highly competitive in the marketplace

●	Now a little bit on our testing progress.

●	As in the past our focus was on proving ground and test lab testing with highly specialized and trained test engineers, Recently we extended our test activities to on road testing and user related testing in the US and in China.

●	We just shipped our first vehicle to China for intensive testing of China charging infrastructure. Our crash and homologation testing are progressing as planned. The results we see are confirming our virtual validation and we recognize significant margins.

●	The team has been busy testing and refining all the key features of the FF 91 to validate overall functional stability and performance enhancements, which have gone across the IoV, ADAS and Intelligent Internet App System.

●	All fundamental ADAS features have been integrated to the FF91 and are currently being tested in proving grounds and on public roads, collecting internal user feedback to further optimize user experience. We are also excited to say that the Beta release of the FF 91’s unique smart parking and summoning features has been completed and integrated to FF 91.

●	As mentioned before, we started the on-road vehicle validation before start of production of the FF 91 Futurist. Just recently, my engineering team and I took the FF 91 Futurist to the roads of Southern California with several vehicles to validate the attributes and performance dynamically in a normal use scenario. The variety of roads in Los Angeles enabled us to review the vehicle’s performance not only on the typical city and freeway road surfaces, but we also took it to the Santa Monica mountains around Malibu to get feedback and gather impressions. Driving the car on the challenging hilly and dynamic conditions these types of roads offered.

●	20 FF engineers joined this event, and we successfully completed the testing as planned. While it was a busy day, we had fun pushing the performance parameters of the 5 vehicles particularly on the windy roads of Agoura Hills. Let me tell you, looking at the car you would not expect how agile and responsive it handles. The combination of chassis and powertrain is like a very well-arranged first-class dinner with a very nice glass of wine. We captured a great deal of feedback and will take this back to further develop the vehicle performance.

●	Such testing events will continue to happen across the Southern California area as we approach the SOP of our car, and if you are in the area, keep your eyes open to see us out on the roads in the wild.

●	Coming back to the recently shipped vehicle to China, it is one of the latest production-intent FF 91 Futurist. It will be used for market testing and validation there, including charging and infrastructure compatibility along with other hardware and software applications. This vehicle was completed at FF’s Hanford California manufacturing facility, “FF ieFactory California,” and arrived in Shanghai last week. This shipment validates the Company’s planned promotion of its US-China dual-home market strategy, which calls for production and sales in both the U.S. and China, the world’s two largest markets for electric vehicles.

●	Now, a little more on the actual vehicle itself. The specs on this car are awesome. The FF 91 Futurist features an industry-leading 1,050 horsepower, An EPA certified range of 381 miles, a 0-60 in 2.27 seconds. A unique rear intelligent Internet system, and a revolutionary user experience designed to create a mobile, connected, intelligent, and luxurious third Internet living space and user mobility ecosystem platform.

●	As we approach our SOP milestone, it’s important to note that we have made further progress with testing and validation of the FF 91 Futurist through a program we call “the Product and Technology Generation 2.0 program” (PT Gen 2.0) in recent months.

●	The generational upgrade from PT Gen 1.0 to PT Gen 2.0 consists of significant upgrades of systems and core components from both the vehicle, and I.A.I area, the advanced core, which stands for Internet, Autonomous Driving, and Intelligence.

●	PT Gen 2.0 was achieved through upgrades of 26 major systems and components. With 13 key upgrades throughout powertrain, battery, charging, chassis, interior from EV areas, as well 13 key upgrades from computing, sensing, communication, user interaction to the newest technology from IAI for significant performance improvements to the FF 91 Futurist.

●	With this latest round of financing, FF is now closing in on our 7th milestone, which is our start of Production. The Company recently announced the completion of manufacturing milestone #6, the completion of construction and equipment installation in vehicle assembly areas. This marks the sixth of the seven milestones, the 7th milestone being SOP that FF laid out late in 2021 to mark its manufacturing achievements towards the start of production of the FF 91 Futurist.

●	And we continue to make real progress towards the 7th milestone with the addition of our new secured funding – progress and improvements in areas like the paint shop, the body shop, plus other assembly areas at our Hanford, California manufacturing facility.

●	We have all of the equipment we need to build the FF 91 Futurist in place while working with numerous world-class equipment suppliers to keep us on track to deliver the vehicle in April of this year.

[Charles Hsieh]

●	Thank you Matthias.

●	I would now like to introduce one of our newest investors, Terren Peizer, CEO of Acuitas, to provide some background on what drove his decision to invest in FF.

●	Terren is Chairman and CEO of multiple public companies and previously held senior executive positions with the investment banking firms, Goldman Sachs, First Boston, and Drexel Burnham Lambert. Terren is joining us from his home office today.

[Terren Peizer]

●	Thanks Charles.

●	I am thrilled about the investment we have made in Faraday Future. Having had the opportunity get to know Faraday, I could not be more excited to partner with the team.

●	At Acuitas we are very mindful of the challenging and unpredictable investment environment we are in right now. Now after looking at hundreds of deals, I am quite convinced that Faraday Future is one of the most compelling investment opportunities we have seen in a long time.

●	My Los Angeles-based personal holding company, Acuitas Group Holdings, owns the majority or controlling interest in my portfolio companies including Acuitas Capital and its affiliates with investments well in excess of $2 billion in micro and small capital companies.

●	The FF 91 Futurist is groundbreaking and transcends the market for ultra-luxury EVs. But even more importantly, it represents the foundation of what is expected to be one of the leading global shared intelligent electric mobility ecosystem companies with a presence in both the US and China.

●	At Acuitas, we are highly familiar with advanced technology, and we seek to invest in undervalued companies with leading-edge technology and great management. Faraday Future fits the bill in all respects.

●	With the Hanford facility about to start production, and deliveries starting soon, the company is truly at an inflection point. With advanced innovations in not only hardware, but also in an intelligent software ecosystem, Faraday Future stands out as one of the leading pioneering forces in the electric vehicle space.

●	Working towards an optimistic vision of transportation in an environmentally conscious world, they continue to strive forward with industry leading performance and luxury. In addition, the opportunity to bring the FF technology and experience to China represents a tremendous opportunity that is not well appreciated.

●	Faraday Future is positioned at the forefront of sustainable mobility and we are thrilled to see the team deliver the FF 91 Futurist!

[Charles Hsieh]

●	Thank you Terren! So does that mean you’ll be voting in favor of the proposals in the Special Stockholder Vote on February 28?

[Terren Peizer]

●	As an investor and shareholder in the company, it’s vital that they advance their business plan. These proposals are first step in that process. Yes, it’s vital that I vote in favor of those proposals.

[Charles Hsieh]

●	Thanks Terren. We really appreciate you participating today. Your vote of confidence means a lot and we are very excited to partner with you as we look to take Faraday Future to the next level.

●	As you can tell, there are a lot of exciting things happening at Faraday Future and we are excited to begin production of the FF 91 Futurist in March.

●	Today we heard from our Global CEO XF, as well as Mathias on the status of the FF 91 and engineering milestones and lastly from Terren about why Acuitas Capital is excited to invest with us.

●	In closing, I want to reiterate how important it is to vote in Faraday Future’s upcoming special stockholder meeting later this month, on February 28th. The Company recommends that all Faraday Future stockholders as of January 31st, 2023 vote in favor of, and solicit proxies in favor of, such proposal to increase the authorized share of Faraday Future Class A common stock.

●	Faraday Future stockholder approval is a condition to complete a portion of the above-mentioned funding amount, and a pivotal path for providing support to the Company in achieving its long-term goals. Additional information about the special stockholders meeting can be found in our definitive proxy statement on Schedule 14A previously filed with the SEC.

●	You may cast your vote over the Internet, by phone or by completing and mailing the proxy card by following the instructions on the proxy card you should have received in the mail by now. Signing and returning the proxy card or submitting your proxy by Internet or phone in advance of the Meeting will assure that your vote is counted, even if you are unable to attend the Special Meeting. You may still attend the Special Meeting virtually if you would like.

●	Proxies forwarded by or for banks, brokers or other nominees should be returned as requested by them. We encourage you to vote promptly to ensure your vote is represented at the Special Meeting, regardless of whether you plan to attend the Special Meeting or not.

●	And one last bit of news is that we will start collecting questions up until February 15th and then we will have a pre-recorded Q&A session on February 16th. Stockholders can submit questions in the box below the player, or by asking questions on the FF intelligent app or by replying to us on our social media platforms. Shareholders in China can submit questions on the FF intelligent app or through our WeChat and accounts.

●	Thank you once again for watching. Thank you so much for being a stockholder. And thank you very, very much for your continued support.